Rand Acquisition Corporation
                           450 Park Avenue, Suite 1001
                               New York, NY 10022

                                                               February 27, 2006

To the Stockholders of Lower Lakes Towing Ltd.

Re: Amendment to Lower Lakes Stock Purchase Agreement

Ladies and Gentlemen,

Reference is made to that certain Stock Purchase Agreement, dated as of September 2, 2005, among Rand Acquisition Corporation, LL Acquisition Corp. and the stockholders of Lower Lakes Towing Ltd. signatories thereto (the "Sellers"), as amended by letter agreements dated December 29, 2005 and January 27, 2006 (as amended, the "Agreement"). Capitalized terms used herein have the meanings ascribed to such terms in the Agreement.

The parties to the Agreement hereby agree as follows:

1. Section 10.1(d) of the Agreement is hereby further amended to replace the reference to "February 28, 2006" therein with "March 3, 2006".

2. Except for payment obligations agreed to in writing by Purchaser as of date hereof and which shall be payable on the Closing Date, no party to the Agreement shall have any further rights or obligations under or pursuant to the agreement contained in the third to last paragraph of the above-referenced letter agreement dated December 29, 2005, and such agreement shall be of no further force or effect.

3. Notwithstanding the actual amount of the Payoff Amount (which actual Payoff Amount shall be satisfied by the Purchaser in accordance with the terms of the Agreement), the Purchase Price shall be computed as if the Payoff Amount equals $44,603,925.

Except as set forth herein, all other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

Please acknowledge your agreement to the foregoing by executing this document in the space provided below.

Sincerely,

RAND ACQUISITION CORPORATION


/s/ Laurence S. Levy
------------------------------
Name:  Laurence S. Levy
Title: Chief Executive Officer


LL ACQUISITION CORP.                 ACKNOWLEDGED AND AGREED:

                                     ROYAL BANK OF CANADA,
/s/ Laurence S. Levy                 through its operating division, RBC
------------------------------       CAPITAL PARTNERS, in its capacity as
Name:  Laurence S. Levy              Sellers' Representative under the Agreement
Title: Chief Executive Officer

                                     By: /s/ Tony Manastersky   /s/ Owen Trotter
                                         ---------------------------------------
                                     Name:  Tony Manastersky    Owen Trotter
                                     Title: Managing Partner    Partner